Exhibit 10.6

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Consulting Agreement

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This Consulting Agreement (this “Agreement”), made as of February 12, 2016 by and between Guided Therapeutics, Inc., a Delaware limited liability company (the “Company”) and GPB DEBT HOLDINGS II LLC (the “Consultant”).

Whereas, the Company wishes to assure itself of the services of the Consultant as specified herein for the period provided in this Agreement, and the Consultant is willing to provide its services to the Company for the period under the terms and conditions set forth herein.

Now, Therefore, Witnesseth, that for and in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Engagement

The Company agrees to and does hereby engage the Consultant, and the Consultant agrees to and does hereby accept engagement by the Company for the period commencing on the date hereof and ending upon the expiration of the Royalty Term (as hereinafter defined). The period during which Consultant shall serve in such capacity shall be deemed the “Engagement Period” and shall hereinafter be referred to as such.

2. Services

2.1 During the Engagement Period, the Consultant shall render to the Company the services described below on a non-exclusive basis and shall report to the chief executive officer of the Company.

2.2 The services to be rendered by the Consultant to the Company shall under no circumstances include the following:

a. Any activities which could be deemed by the Securities and Exchange Commission to constitute investment banking or any other activities requiring the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934, as amended.

b. Any activities which could be deemed to be in connection with the offer or sale of securities in a capital-raising transaction.

2.3 The services to be rendered by the Consultant to the Company shall consist of the following:

2.3.1 Corporate Planning

a.	Develop an in-depth familiarization with the Company’s business objectives and bring to its attention potential or actual opportunities which meet those objectives or logical extensions thereof.

b.	Comment on the Company’s corporate development including such factors as position in competitive environment, financial performances vs. competition, strategies, operational viability, etc.

2.3.2	Business Strategies

a. Evaluate business strategies and recommend changes where appropriate.

b.	Critically evaluate the Company’s performance in view of its corporate planning and business objectives.

3. Compensation

3.1 For the services and duties to be rendered and performed by the Consultant during the Engagement Period and in consideration of the Consultant’s having entered into this agreement, the Company agrees to pay to the Consultant a royalty equal to 3.5% of all Revenues (as hereinafter defined) invoiced and received by the Company during the period commencing on the date hereof and ending on the fourth anniversary thereafter (the “Royalty Term”). The Company will pay the royalty on a quarterly basis, as follows: no later than forty five (45) days following the end of each fiscal quarter during the Royalty Term, the Company shall pay Consultant an amount equal to 3.5% of all Revenues invoiced and received by the Company during such fiscal quarter. “Revenues” for a given fiscal quarter shall mean the amount invoiced and received by the Company for any sales of its products during such fiscal quarter. For any fiscal quarter that begins prior to, or ends after, the Royalty Term, the royalty shall be equal to 3.5% of all Revenues invoiced and received by the Company during the portion of the fiscal quarter falling within the Royalty Term.

3.2 On or before the 45th day following each fiscal quarter during the Royalty Term, the Company shall provide to the Consultant a report showing all Revenues received by it during the fiscal quarter to which such report relates.

3.3 The Consultant shall have the right, directly or through its authorized agents or auditors, at its own expense, during normal business hours and upon reasonable notice, no more often than twice annually and no later than twelve (12) months following the expiration of the Royalty Term, to examine the Company’s accounting records for the purpose of verifying the Revenues and resultant royalties earned pursuant to this Agreement. No period may be examined by Consultant more than once. All records relating to the royalties shall be maintained by the Company for at least twelve (12) months following the expiration of the Royalty Term.

3.4 If an audit of such books reveals that for the period covered by such audit there has been an underpayment of royalty required to be paid to Consultant then the Company shall be obligated to pay to Consultant an amount equal to such underpayment, with interest thereon from the respective due date(s) as provided in Section 2.5(b) hereof, to the date of payment at the applicable prime rate of Citibank, N.A., plus an amount (the “Accord”) equal to five percent (5%) of such underpayment. The Company shall pay the amount of the underpayment, the interest accrued thereon and the Accord within twenty (20) days after its acceptance of the results of the audit or of the resolution of any dispute with respect thereto. The parties agree that the Accord shall be deemed liquidated damages and not a penalty; that the payment of such interest and the Accord shall not be credited against any then remaining unpaid balance of royalty payable to Consultant hereunder. As long as the underpayment, the Accord and any other payments due under this Section 3.4 are paid by the Company to the Consultant within the aforementioned twenty (20) day period, the payment of the amount of any underpayment with interest plus the Accord shall constitute Consultant’s sole and exclusive remedy against the Company for any such underpayment and for any expense or other damage incurred by Consultant connection therewith, and shall discharge the Company of and from any and all liability to Consultant relating to or arising out of such underpayment of a royalty and shall not be considered a default or breach of this Agreement, If the amount of the underpayment of royalty is greater than twelve percent (12%) of the amount that was due, however, the Company shall also separately reimburse Consultant for any and all expenses, costs or other damages incurred by Consultant connection with such underpayment.

4. Secrets

Consultant agrees that any trade secrets or any other like information of value relating to the business of the Company, including but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulae, patents, patent applications, machinery, materials, research activities and plans, costs of production, contract forms, prices volume of sales, promotional methods, list of names or classes of customers, which it has heretofore acquired or may hereafter acquire during the Engagement Period as the result of any disclosures to it, or in any other way, shall be regarded as held by the Consultant in a fiduciary capacity for the benefit of the Company, its successors or assigns. Consultant acknowledges that, in the performance of the services described in Section 2, it might be the recipient of material, non-public information concerning the Company. Consultant agrees to treat such information as confidential and not to trade any securities of the Company on the basis of such confidential information. The Company shall have no obligation to Consultant to disclose such confidential information.

5. Survival of Certain Agreements

The covenants and agreements set forth in Section 3.3, Section 3.4 or Article 4 shall survive the expiration of the Engagement Period and shall all survive termination of this Agreement and remain in full force and effect regardless of the cause of such termination.

6. Notices

6.1 All notices or permitted to be given hereunder shall be delivered by hand, telecopier, or recognized courier service to the party to whom such notice is required or permitted to be given hereunder. Any delivered to the address designated for such delivery by such party, notwithstanding the refusal of such party or other person to accept such delivery.

6.2 Any notice to the Company or to any assignee of the Company shall be addressed as follows:

Guided Therapeutics Inc.

5835 Peachtree Corners East, Suite D

Norcross, GA 30092

Telephone No.: (770) 242-8723

Facsimile No.: (770) 242-8639

Attention: President

E-mail: president@guidedinc.com

6.3 Any notice to Consultant shall be addressed as follows:

Evan Myrianthopoulos

810 7th Avenue, 18th Floor
New York, NY 10019
Direct:  (646) 502-2510
Fax:  (212) 813-1047
Email: emyrian@aegiscap.com

6.4 Either party may change the address to which notice to it is to be addressed, by notice as provided herein.

7. Applicable Law

This Agreement shall be interpreted and enforced in accordance with the laws of New York.

8. Interpretation

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision is unenforceable or invalid under such law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remainder of such provision and the balance of this Agreement shall in such event continue to be binding and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed the above Agreement as of the day and year first above written.

GUIDED THERAPEUTICS, INC.

By: /s/ Gene Cartwright

Name: Gene Cartwright

Title: CEO

GPB DEBT HOLDINGS II LLC

By: /s/ Roger Anscher

Name: Roger Anscher

Title: Authorized Signatory